C4 Therapeutics Appoints Leonard Reyno, M.D., as Chief Medical Officer

WATERTOWN, Mass., June 20, 2023 (GLOBE NEWSWIRE) – C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science to develop a new generation of small-molecule medicines and transform how disease is treated, today announced the appointment of Leonard (Len) Reyno, M.D., as chief medical officer, effective July 10, 2023. Dr. Reyno is a seasoned biotech executive with nearly 30 years of clinical development experience, spanning first-in-human studies to Phase IV clinical trials. At C4T, Dr. Reyno will be responsible for driving C4T’s clinical strategy to advance its promising pipeline of degrader therapies.
“We look forward to leveraging Len’s track record of advancing novel oncology therapeutics to patients, deep strategic and operational experience in clinical development and organizational leadership capabilities,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “I am excited to work closely with Len, who will play a critical role in leading our clinical development organization, shaping the development strategy of our clinical-stage degrader programs and collaborating with our discovery organization as we advance our preclinical portfolio of targeted protein degradation therapies.”
Dr. Reyno joins C4T from Pionyr Immunotherapeutics, where he most recently served as president, research & development and chief medical officer and led the company to advancing two novel therapeutics into the clinic. Prior to Pionyr, he was executive vice president and chief medical officer at ORIC Pharmaceuticals, leading their first product candidate into human trials. Before that, he served in various medical leadership roles at Agensys, a subsidiary of Astellas Pharma, over the course of a decade; there, he led clinical-stage development of multiple antibody products to novel targets through clinical proof of concept, including the early clinical development of Padcev® for bladder cancer. Earlier in his career, at Genentech and Aventis, Dr. Reyno led FDA approval teams for Herceptin® for HER2+ breast cancer and Taxotere® for the adjuvant treatment of breast cancer, respectively. Prior to joining industry, Dr. Reyno was an academic oncologist at Queen Elizabeth II Health Sciences Centre in Nova Scotia, Canada, and previously at McMaster University where he gained extensive experience as a clinician as well as serving as a principal investigator on multiple trials with the National Cancer Institute of Canada. Dr. Reyno earned a B.Sc. in chemistry at Dalhousie University and an M.D. from McMaster University Medical School.
“C4T’s differentiated approach to targeted protein degradation science, compelling multi-asset clinical portfolio and rich preclinical pipeline of novel oncology targets, attracted me to the role,” said Dr. Reyno. “I am looking forward to working with the C4T leadership team and applying my clinical development experience across all phases of drug development to create a new generation of medicines that have the potential to transform patients’ lives.”
About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines that harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. C4T is advancing multiple targeted oncology programs to the clinic and expanding its research platform to deliver the next wave of medicines for difficult-to-treat diseases. For more information, please visit www.c4therapeutics.com.
Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable BiDAC™ and MonoDAC™ degraders; the potential timing, design and advancement of our preclinical studies and clinical trials, including the potential timing for and receipt of regulatory authorization related to clinical trials and other clinical development activities including clinical trial commencement; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our preclinical studies or clinical trials in any future studies or trials; regulatory developments in the United States and foreign countries; and our ability to fund our future operations. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that the results of preclinical studies and/or clinical trials will or will not be predictive of results in connection with future studies or trials. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.

Investor Contact:
Courtney Solberg
Senior Manager, Investor Relations
CSolberg@c4therapeutics.com

Media Contact:
Loraine Spreen
Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com